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                                                                    EXHIBIT 10.8


                        EXECUTIVE EMPLOYMENT AGREEMENT


     THIS EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this 28th day of February, 2000, is made by and between TurboLinux, Inc., a Delaware corporation (hereinafter the "Company"), and T. PAUL THOMAS (hereinafter "Executive").

                                   ARTICLE 1

                              EFFECT OF AGREEMENT

          1.1  Effect of Agreement.

     This Agreement shall be effective as of February 28th, 2000 (the "Effective Date") and shall remain in effect so long as Executive is employed by the Company; provided, however, that the rights and obligations of the parties hereto contained in Articles 6 and 7 of this Agreement, and as otherwise explicitly provided in this Agreement, shall survive any termination of this Agreement until such time as such duty or obligation is satisfied in full.

          1.2  Consideration.

     The duties and obligations of the Company to Executive under this Agreement shall be in consideration of Executive's continued employment with the Company.

                                  ARTICLE 2

                              EMPLOYMENT DUTIES

          2.1  Title/Responsibilities.

     Executive hereby accepts the terms of this Agreement and agrees to serve as the President and Chief Operating Officer of the Company and Executive shall be elected to serve as a member of the Company's Board of Directors (the "Board"). Executive shall work closely with and report directly to the Chief Executive Officer and Board of Directors of the Company. Executive shall have all powers and duties commensurate with such position, including but not limited to hiring personnel necessary to carry out the responsibilities for such position. As the President and Chief Operating Officer of the Company, Executive will be responsible for managing the operations of the company, including finance, general administration, sales and marketing, the development and delivery of products, and the implementation of the overall strategy of the company. As an executive officer of the Company, Executive will be expected to enforce the rules and regulations of the Company. His office will be in the San Jose, California area.

          2.2  Full-Time Attention.
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     Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and to such other services as the Board and/or the Chief Executive Officer may reasonably request. Executive may also serve on the board of directors of one or more companies with the prior consent of the Board, which shall not be unreasonably withheld, and may also continue to serve on the board of directors of those companies listed on Schedule A, so long as such service does not interfere with Executive's performance of his responsibilities and duties to the Company.

          2.3  Other Activities.

     Except upon the prior consent of the Board, Executive shall not during the period of this Agreement engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to that of the Company or to any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company (an "Affiliated Company"), provided that Executive may own less than one percent (1%) of the outstanding securities of any such publicly traded corporation. The determination as to whether a business activity is or may be competitive with the Company or an Affiliated Company shall be made by the Board, and shall be final and binding on all parties. Nothing in this Section 2.3 is intended to prevent Executive from accepting employment with another company, or providing other services to another business, after Executive's cessation of all services for the Company.

          2.4  Directorship.

     Executive will be nominated for re-election to the Company's Board and continue serving as a member of the Board throughout the time that this Agreement is in effect. While he remains an employee of the Company, Executive agrees to serve as a member of the Board at no additional compensation. Executive shall receive the same indemnification for this Board activities as the company makes available to other members of the Board.

                                   ARTICLE 3

                                 COMPENSATION

          3.1  Annual Base Pay.

     The annual Base Salary of Executive will be two hundred seventy-five thousand dollars ($275,000). For as long as this Agreement is effective, the Board shall review Executive's Base Salary at least annually.

          3.2  Annual Incentive Bonus.

                                      2.

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     For each of the Company's fiscal years, commencing with the Company's 2000 fiscal year and for each fiscal year thereafter as long as this Agreement is in effect, the Board shall establish after consultation with the Executive a set of mutually agreeable performance targets for Executive, which if fully achieved shall result in a cash payment to Executive (the "Bonus") equal to two hundred seventy-five thousand dollars ($275,000). For the first fiscal year of Executive's employment with the Company, fifty percent (50%) of the Bonus shall be guaranteed, with the remaining fifty percent (50%) to be awarded based upon Executive's achievement of the mutually agreeable performance targets. This bonus will be due and payable within thirty days after the end of the fiscal year. For each fiscal year thereafter, one hundred percent (100%) of the Bonus shall be awarded based upon Executive's achievement of the mutually agreeable performance targets that will be set by the Board, after consultation with the Executive, at the beginning of the fiscal year. For the second fiscal year and each fiscal year thereafter, Executive's target bonus will be equal to one hundred percent (100%) of Executive's annual base salary, to be awarded based upon Executive's achievement of mutually agreeable performance targets.

          3.3  Stock Options.

               (a)  Hire-On Option.

     As part of Executive's compensation for services to the Company, the Company shall grant to the Executive an immediately exercisable nonstatutory stock option to purchase that number of shares of the Company's common stock equal to four percent (4.0%) of the Company's currently outstanding shares on a fully diluted basis of the Company's stock as of February 11, 2000, which is Two Million One Hundred Eleven Thousand (2,111,356) shares (the "Hire-On Option"), subject to the terms of the Company's 1999 Equity Incentive Plan ("Plan"), and with an exercise price of fifty cents ($0.50) per share. The Hire-On Option shall vest over four (4) years of continuous service with the Company, such that 1/4th of the shares subject to the Hire-On Option shall vest on the first anniversary of the Executive's commencement of employment with the Company, with the balance of the shares subject to the Hire-On Option vesting in equal monthly installments thereafter over the following thirty-six (36) months. The Company shall retain the right to repurchase any shares of common stock purchased under the Hire-On Option which have not become vested as provided in this Section 3.3(a) should Executive's employment terminate prior to the completion of four
(4) years of continuous service with the Company.

               (b)  Performance Option.

     As part of Executive's compensation for services to the Company, the Company shall grant to the Executive an immediately exercisable nonstatutory option to purchase that number of the shares of the Company's common stock equal to one-half percent (0.5%) of the Company's currently outstanding shares on a fully diluted basis of the Company's stock as of February 11, 2000, which is Two Hundred Sixty Three Thousand Nine Hundred Twenty (263,920) shares (the "Performance Option"), subject to the terms of the Plan, and with an

                                      3.

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exercise price of fifty cents ($0.50) per share; notwithstanding, the
Performance Option may be made outside of the Plan. The Performance Option shall vest on the earlier of (i) the completion of six (6) years of Executive's continuous service with the Company, or (ii) the achievement by the Company of certain performance milestones, to be mutually agreed upon following the start of Executive's employment. Executive will meet with the CEO and representatives of the Board within thirty days of commencing employment and they will agree to certain performance objectives that might reasonably be achievable within one year to eighteen months after the date of hire. The Company shall retain the right to repurchase any stock purchased under the Performance Option which have not become vested as provided in this Section 3.3(b).

                    (c)  Terms of the Stock Options Grants.

        The above stock options, if approved by the Board, will be subject to the terms and conditions of the Plan whether or not they are granted under the Plan, any amendments to the Plan, and the Company's corresponding grant to Executive. Subject to the provisions of this Section 3.3, Executive shall have the right to exercise the Hire-On Option and Performance Option under an early exercise stock purchase as provided in the Plan. If the common stock of the Company becomes publicly-traded, the Company will use its best efforts to register the stock purchased under the above stock options under an SEC S-8 registration or a re-offering registration under an SEC S-8 or S-3 registration.

                    (d)  Stock Loan.

        The Company will provide a full-recourse loan to Executive to exercise the above stock options under an early exercise stock purchase as permitted above. The loan will be provided to Executive at the lowest interest rate allowable under Section 7872 of the Internal Revenue Code that would not result in any imputed income for a below-market interest rate and on the most favorable terms consistent with applicable securities laws and rules. The shares purchased with the above sock options will be pledged as collateral and held in escrow for the repayment of the loan and will be subject to repurchase of foreclosure by the Company consistent with Executive's vesting schedule or schedules if Executive terminates employment without satisfying the vesting requirements for the above stock options or has not repaid the above-described loan.

             3.4 Mortgage Subsidy, Reimbursement of Home Sales Expenses and Moving Expenses

                    (a)  Mortgage Subsidy.

        For a period of the shorter of three year after the Effective Date or until two years following the effective date of the initial public offering ("IPO") of the Company's common stock, the Company will provide Executive with a monthly mortgage allowance sufficient to cover the difference in the monthly mortgage payments Executive incurs in excess of Executive's current mortgage payments (which is $4060 per month) to cover the additional mortgage amount incurred by Executive ("Mortgage Difference") not to exceed One Million





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Dollars ($1,000,000). To the extent that this mortgage subsidy is not sufficient for Executive to find housing for his family consistent with his needs and local norms, the Company agrees to act in good faith to attempt to work out a suitable accommodation with Executive. This monthly mortgage subsidy will be grossed up to cover any incremental tax obligations it creates for Executive. If at the end of three years the Company has not made an IPO, the Company shall, if asked by Employee, make a four (4) year term loan to the Executive equal to the Mortgage Difference, with interest payable annually at the lowest rate permitted under
Section 7872 of the Internal Revenue Code which would not result in any imputed income to Executive and, subject to the provisions of the following sentence, the unpaid principal due and payable on the earlier of four (4) years from the date the loan is made or the date of the termination of Executive's employment. All of the accrued interest and one-fourth (1/4) of the principal of the loan shall be forgiven for each year following the date the loan is made that Executive remains in employment with the Company.

                    (b)  Reimbursement of Home Sale and Purchase Expenses.

        In addition, the Company will reimburse Executive for all reasonable costs associated with selling his current home and purchasing a new home, including closing costs on the sale of his current home plus all acquisition costs on the purchase of his new home.

                    (c)  Relocation, Housing Allowances and Home Visits.

        The Company will pay for Executive's household moving expenses including the packing and unpacking of household goods, relocation of household goods and relocation of Executive's family to the West Coast. The Company also will provide Executive with temporary living expenses in an apartment or hotel until his family relocates in the summer of 2000. The Company also will reimburse Executive for two house hunting trips, one of which will include Executive's children. In addition, the Company will reimburse Executive for the reasonable cost of up to two trips per month to visit his family while they remain in Massachusetts. Executive agrees to operate on a best efforts basis to integrate these trips with normal business travel.

                    (d) The Company will provide a gross-up on the relocation, housing and travel expenses referred to in subparagraphs (b) and (c) that are not deductible by Executive for income tax purposes.

                    (e) The Company will also make a lump sum payment to you within ninety days after you start employment which after the deduction of all applicable taxes is equal to $10,000. This payment is designed to compensate you for all incidental moving expenses not specifically covered above.

             3.5  Attorneys Fees Reimbursement.



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        The Company will reimburse Executive for all legal fees and costs associated with the advice, execution or negotiation of this Agreement, up to a maximum of ten thousand dollars ($10,000).

                                   ARTICLE 4

                    EXPENSE ALLOWANCES AND FRINGE BENEFITS

             4.1  Benefits.

        While this Agreement is in effect, the Company shall provide Executive with the same benefits which it provides to its other senior executives, including but not limited to medical, pension, vacation, bonus, stock, profit-sharing and savings plans and similar benefits as such plans and benefits may be adopted by the Company from time to time.

             4.2  Business Expense Reimbursement.

        While this Agreement is in effect, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by the Company for its senior executive officers) in performing services hereunder. Executive agrees to furnish the Company adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

                                   ARTICLE 5

                           OTHER RIGHTS AND BENEFITS

             5.1  Nonexclusivity.

        Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Executive may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the date of his termination shall be payable in accordance with such plan, policy, practice or program.

                                   ARTICLE 6

                      TERM AND TERMINATION OF EMPLOYMENT

             6.1  Events of Termination.



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        The Executive's employment, will terminate:

                    (a)  upon the death of the Executive;

                    (b) upon a termination of Executive's employment by the Company due to disability after a determination of disability of the Executive (as defined in Article 6.2);

                    (c) upon termination by the Company for Cause or Without Cause; or

                    (d) upon the Executive's resignation of his employment for any reason or no reason.

             6.2  Definition of Disability.

        For the purposes of this Agreement, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties under this Agreement with or without reasonable accommodation of 120 consecutive days, or 180 days during any twelve-month period, as determined in accordance wit this Article
6.2. The disability of the Executive will be determined by a mutually agreeable medical doctor. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under Article 6.2, and the Executive hereby authorizes the disclosure and release to the Company (who shall treat such information in strictest confidence) of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this Article 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Article 6.2

             6.3  Definition of "Cause."

        For the purposes of this Agreement, a termination of Executive's employment for "Cause" shall mean a termination of Executive's employment by the Company due to (i) Executive's conviction of any felony or any crime involving moral turpitude or dishonesty, including a plea of guilty or not contest, (ii) Executive's participation is a fraud or act of dishonesty either of which materially damages the Company, (iii) Executive's conduct that, based upon a good faith and reasonable factual investigation and determination by the Company, demonstrates Executive's willful failure or refusal to perform his job duties, or (iv) any other willful act of misconduct which materially damages the Company. The Company must provide the Executive with thirty (30) days advance written notice of intent to terminate Executive's employment for "Cause" (the "Cure Period"). During the Cure Period, the Company, at its sole option, may require the Executive to take a paid leave of absence and the Executive may attempt to cure the situation. If Executive does not cure the situation to the reasonable satisfaction of the Company by the expiration of the Cure Period, the Executive's employment will then terminate. A termination of Executive's employment by the Company for any other reason or in any other


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circumstances will be a termination "Without Cause." The Executive's physical or mental Disability shall not constitute "Cause" for termination of employment.

             6.4  Termination Pay.

        Effective upon the termination of Executive's employment, the Company will pay the Executive (or, in the event of his death, his designated beneficiary as defined below) the sums provided in Article 6.4. For purposes of this Article 6.4, the Executive's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Company from time to time or, if the Executive fails to give notice to the Company of such a beneficiary, the Executive's estate.

                    (a)  Termination Other than for Cause.

        If Company terminates the Executive's employment Without Cause (or if Executive's employment with the Company terminates on account of Executive's death or Disability) the Company shall provide Executive with the following severance benefits, provided that Executive first executes the employee agreement and release substantially in the form attached hereto to Exhibit B:

                                (i)   the Company shall continue to pay to
                Executive his then current monthly Base Salary for a period of twelve (12) months following Executive's actual separation date;

                                (ii)  the Company shall pay Executive his
                target bonus (assuming performance at target) for the twelve
                (12) month period following Executive's actual separation date at such time or times as the Company would make bonus payments to the Company's senior executives;

                                (iii) the Company will continue Executive's
                benefits, including medical coverage, or pay for the continuation of such coverage, for twelve months; and

                                (iv)  the vesting of Executive's outstanding
                stock options will accelerate and, if applicable, the Company's repurchase right will lapse, as if Executive had been employed for six additional months after termination of employment.


                    (b)  Termination for Cause.

        If the Company terminates Executive's employment for Cause, the Executive will be entitled to receive his annual base salary and benefits through the date such termination is effective.

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

             6.5  Definition of "Change of Control."

        For purposes of this Agreement, the term "Change of Control" means the consummation of any of the following transactions:

                    (a) the stockholders of the Company approve a business combination (such as a merger or consolidation) of the Company with any other corporation or other type of business entity (such as a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

                    (b) the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company's assets by value.

             6.6  Termination Due to Change in Control.

                    (a) Change in Control Severance. The Executive shall also be entitled to the compensation and benefits described in Article 6.4(a) plus the acceleration of the vesting of all of Executive's outstanding stock options in the event of the occurrence of a Change in Control while the Executive is employed by the Company, but only if upon or within twelve (12) months following the occurrence of the Change in Control, one of the following events occurs: (i) the Executive's employment terminated by the Company Without Cause or (ii) the Executive resigns within sixty days of a) his position, authority or responsibilities being significantly reduced; b) being asked to relocate his principal place of employment such that his commuting distance from his residence prior to the Change in Control is increased by over fifty
        (50) miles; c) his annual Base Salary or target bonus being reduced; or
        d) his benefits being materially reduced. The Company will provide Executive with the severance benefits described in Article 6.4(a), provided that Executive must first execute the employee agreement and release substantially in the form attached hereto as Exhibit B.

                    (b) Parachute Payment. In the event that the acceleration of the vesting provided for and benefits otherwise payable to Executive under this Section 6.6(i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"), or any comparable successor provision, and (ii) but for this section would be subject to the excise tax imposed by
        Section 4999 of the Code, or any comparable successor provision (the "Excise Tax"), then Executive's benefits hereunder shall be either


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                        (i)   provided to Executive in full, or

                        (ii) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax.

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this section shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits payable in cash shall be reduced first. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section.

        The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company upon the occurrence of a Change of Control under Article 6.5, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

        The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which the parachute payments are due to be paid to the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

             6.7  Mitigation.

        Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking order employment or otherwise, nor shall the amount of any payment provided for under this



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Agreement be reduced by any compensation earned by Executive as a result of employment by another Company or by retirement benefits after the date of his termination.

                                   ARTICLE 7

                              GENERAL PROVISIONS

                7.1  Governing Law.

        The validly, interpretation, construction and performance of this Agreement and the rights of the parties hereunder shall be interpreted and enforced under California law without reference to principles of conflicts of laws. The parties expressly agree that inasmuch as the Company's headquarters and principal place of business are located in California, it is appropriate that California law govern this Agreement.

                7.2  Assignment; Successors; Binding Agreement.

        Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof and any attempt to do so shall be void.

        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

        This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legalees. If Executive should die while any amount is at such time payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legalee or other designee or, if there be no such designee, to his estate.

                7.3  Withholding of Taxes.

        The Company shall withhold appropriate federal, state and local income and employment taxes from any payments hereunder.

                7.4  Notices.

        Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms

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of this Agreement shall be delivered to Executive either in person or at his address as listed in the Company's payroll records.

                7.5  Modification; Waiver; Entire Agreement.

        No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or other representative of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to the performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth or referred to in this Agreement.

                7.6  Validity.

        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions hadn ever been contained herein.

                7.7  Controlling Document.

        In case of conflict between any of the terms and conditions of this Agreement and the documents herein referred to, any other documents or agreements affecting the same terms and conditions of Executive's employment as are addressed in this Agreement, the terms and conditions of this Agreement shall control, and such other documents shall be deemed to be amended hereby.

                7.8  Employment Status.

        This Agreement does not impose on Executive any obligation to remain as an employee or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee whose employment with the Company can be terminated at any time, with or without notice, for any reason or no reason, or (iii) to change the Company's policies regarding termination of employment.

                7.9  Headings.

        The headings of the Articles hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

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                7.10 Non-Publication.

        The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law.

                7.11 Construction.

        In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

                7.12 Counterparts.

        This Agreement may be executed in one or more counterparts any one of which need not contain signatures of more than one party, all of which taken together shall constitute one and the same Agreement.

        Executed by the parties as of the day and year first above written.

                                        TURBOLINUX, INC.


                                        By: /s/ IRVING W. MILLER
                                           -------------------------------------
                                           Irving W. Miller,
                                           President and Chief Executive Officer


                                        EXECUTIVE:


                                         /s/ T. PAUL THOMAS
                                        ----------------------------------------
                                        T. Paul Thomas

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